Exhibit 4.5

                       CONSULTING SERVICES CONTRACT

This consulting services agreement ("Consulting Agreement") is made as of this 15th day of November, 2002

Between:

Brian Kitts, (hereinafter referred to as "Kitts" or "Consultant"), 2078 Prospecter Avenue, Park City, UT 84060

And:

Moderngroove Entertainment Inc., 2435 N. Central Expressway Suite 1200, Richardson, TX 75080; (referred to herein as the "Company" or "Issuer"),

Kitts and Company collectively sometimes herein referred to as the "Parties". The Parties hereto, for the sum of Ten ($10.00) Dollars and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

WHEREAS the Company (a Nevada corporation) is a fully reporting company whose securities are traded on the Over-the-Counter Bulletin Board under the ticker symbol "MODG";

AND WHEREAS Mr. Brian Kitts, is in the business of consulting with private and public companies regarding issues of business development, management reorganization, and merger and acquisition strategies;

AND WHEREAS the Company wishes to retain Kitts as a non-exclusive corporate consultant.

IT IS, THEREFORE AGREED that:

1.  Services.

The Company shall retain Kitts to provide general corporate consulting services which may include, but not be limited to:

o  assistance in the review and evaluation of potential merger candidates,

o  assistance in negotiating the terms of a merger or reorganization,

o assistance in evaluating and analyzing the Company's specific industry and its competitors,

o such other related business advice on such matters as may be agreed between the Parties from time to time

Kitts shall agree to devote such business time and attention thereto as it shall determine is required.

The Company understands that any and all suggestions, opinions or advice given to the Company by Kitts are advisory only and the ultimate responsibility, liability and decision regarding any action(s) taken or decisions made lies solely with the Company and not with Kitts.

2.  Term.

The term of this Consulting Agreement shall be for a period of one year from the date hereof (the "Term").

3.  Compensation.

As consideration for the Services provided by Consultant, the Company shall pay to Consultant the following fees:

(a) Fees. The Company shall pay to Consultant a fee of Sixty-four thousand eight hundred eighty-eight dollars ($64,888.00) or issue three million two hundred forty-four thousand four hundred forty-five (3,244,445) free trading common stock, par value $0.001 per share, registered with the U.S. Securities and Exchange Commission on Form S-8 in lieu of cash payment.

(b) The Shares to be issued shall be fully paid non-assessable registered shares.

4.  Arbitration.

The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this Consulting Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the State of Nevada. The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration (and of any action for injunctive or other equitable relief) within the State of Nevada. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards. The law applicable to the arbitration and this Consulting Agreement shall be that of the State of Nevada, determined without regard to its provisions which would otherwise apply to a question of conflict of laws.

5. Issuers Representations and Warranties.

Issuer hereby represents and warrants to Consultant that:

5.1 Authority. The individual executing and delivering this agreement on Issuer's behalf has been duly authorized to do so, the signature of such individual is binding upon Issuer, and Issuer is duly organized and subsisting under the laws of the jurisdiction in which it was organized.


5.2 Enforceability. Issuer has duly executed and delivered this agreement and (subject to its execution by Consultant) it constitutes a valid and binding agreement of Issuer enforceable in accordance with its terms against Issuer, except as such enforceability may be limited by principles of public policy, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

6.  Miscellaneous.

6.1  Assignment. This Agreement is not transferable or assignable.

6.2 Execution and Delivery of Agreement. Each of the parties shall be entitled to rely on delivery by fax transmission of an executed copy of this agreement by the other party, and acceptance of such fax copies shall create a valid and binding agreement between the parties.

6.3 Titles. The titles of the sections and subsections of this agreement are for the convenience of reference only and are not to be considered in construing this agreement.

6.4 Severability. The invalidity or unenforceability of any particular provision of this agreement shall not affect or limit the validity or enforceability of the remaining provisions of this agreement.

6.5 Entire Agreement. This agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein and supersedes and replaces any prior agreements and understandings, whether oral or written, between them with respect to such matters.

6.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above mentioned.


                           MODERNGROOVE ENTERTAINMENT INC.

                           By:  /s/ Zach Bair
                           -------------------------
                                    Zach Bair, CEO


AGREED AND ACCEPTED

By: /s/ Brian Kitts
--------------------------
        Brian Kitts

3,244,445 Shares. Number of Shares to be issued to Brian Kitts pursuant to this agreement.